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                                                                     EXHIBIT 2.1

                              ACQUISITION AGREEMENT


                                 BY AND BETWEEN


                          INTERNET PICTURES CORPORATION


                                       AND


                          HOMESTORE VIRTUAL TOURS, INC.


                                   DATED AS OF


                                JANUARY 12, 2001

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                              ACQUISITION AGREEMENT


         THIS ACQUISITION AGREEMENT ("AGREEMENT") is made and entered into as of January 12, 2001 (the "Closing Date"), by and between INTERNET PICTURES CORPORATION, a Delaware corporation ("IPIX"), and HOMESTORE VIRTUAL TOURS, INC., a Delaware corporation ("HOMESTORE VT"). Capitalized terms not otherwise defined in the body of this Agreement shall have the meaning ascribed to them in EXHIBIT A.

         The parties agree as follows:

                                   ARTICLE I
                           PURCHASE AND SALE; CLOSING

         1.1. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES. Subject to the terms and conditions of this Agreement, on the Closing Date, IPIX will sell, convey, assign, transfer and deliver to Homestore VT, and Homestore VT will purchase, acquire and accept from IPIX, all of the Assets (together with the other transactions contemplated or required by this Agreement, the "TRANSACTIONS"). Subject to the terms and conditions of this Agreement, on the Closing Date, Homestore VT also will assume and agree to pay, perform and discharge when due the Assumed Liabilities, but not the Retained Liabilities. The Assets will be transferred to Homestore VT under the Bill of Sale and Assignment, Assumption and Transfer Agreement attached hereto as EXHIBIT B effective as of the Closing Date. IPIX shall remain fully and solely liable for all of the Retained Liabilities.

         1.2. PURCHASE PRICE. Homestore VT will pay to IPIX at the Closing an aggregate purchase price (the "PURCHASE PRICE") consisting of (a) the assumption of the Assumed Liabilities by Homestore VT, and (b) $12,000,000. On the Closing Date, Homestore VT will deliver to IPIX, by wire transfer in immediately available funds, the Purchase Price as set forth above, and payable as follows: (a) $154,672.01 of the Purchase Price shall be paid to Silicon Valley Bank, (b) $4,895,223.52 of the Purchase Price shall be deposited into the Virtual Tours Backlog Account (as defined in the Coordination, Billing and Collection Agreement - Backlog Tours entered into by and between Imaging Services Corporation, a Delaware corporation and Homestore VT, dated as of the date hereof (the "CBC Agreement")), (c) $2,558,978.48 of the Purchase Price shall be deposited into the Provider Account (as defined in the CBC Agreement), and (d) the remainder of the Purchase Price shall be paid to IPIX. The parties hereby acknowledge and agree that the payment of the Purchase Price by Homestore VT represents fair market value, based on an actual, arms-length transaction, in consideration for the acquisition of the Assets and the assumption of the Assumed Liabilities by Homestore VT.

         1.3. CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Transactions and the other actions contemplated by this Agreement to occur in connection therewith (the "CLOSING") will take place on the Closing Date at the offices of Homestore.com, Inc., located at 30700 Russell Ranch Road, Westlake Village, California.


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                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF IPIX

         As a material inducement to Homestore VT to enter into and perform this Agreement, IPIX represents and warrants as of the Closing Date that:

         2.1. ORGANIZATION AND POWER. IPIX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease and operate its properties and assets and to carry on its business as such business is now conducted and is currently proposed to be conducted. IPIX is duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which the conduct of its business requires such qualification or license, except where the failure of such qualification or license would not reasonably be expected to result in a Material Adverse Effect.

         2.2. AUTHORIZATION; BINDING EFFECT, ETC. IPIX has all requisite power and authority to execute, deliver and perform this Agreement and each other document being executed herewith. The execution, delivery and performance of this Agreement and all other documents and agreements contemplated hereby to be executed by IPIX have been duly authorized by all requisite action of IPIX, and (assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto), this Agreement and each such other document or agreement contemplated hereunder will be a valid and binding obligation of IPIX, enforceable against IPIX in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity. IPIX has, as of the Closing Date, taken all actions necessary and advisable in order to approve and adopt this Agreement and the Transactions contemplated hereby.

         2.3. NONCONTRAVENTION. Except as provided in SCHEDULE 2.3 hereof, the execution, delivery and performance of this Agreement and each document executed herewith and the consummation of the transactions contemplated hereby do not and will not (a) violate any provisions of law applicable to IPIX; (b) with or without the giving of notice or passage of time, or both, conflict with or result in the breach of any provision of IPIX's certificate of incorporation or bylaws or any material instrument, license, agreement or commitment to which IPIX is a party, or by which the Assets are bound; (c) constitute a violation of any order, judgment or decree to which IPIX is a party or by which the Assets are bound, which violation could have a Material Adverse Effect; or (d) require the consent, approval, order or authorization of, or registration, qualification or filing with, any court, administrative agency, other governmental authority or third party.

         2.4. FINANCIAL STATEMENTS. The Financial Statements provided to Homestore VT were prepared in accordance with generally accepted accounting principles in effect at the time of such statements and applied on a consistent basis (except as indicated in the notes thereto) and fairly present the financial position of IPIX and the Real Estate Division as of the date thereof and its results of operations and cash flows for the three (3) month period then ended (subject to the absence of footnotes and normal year end adjustments in the case of any unaudited interim financial statements).


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         2.5.     NO UNDISCLOSED LIABILITIES. IPIX has no material liabilities or obligations of any kind or nature, whether accrued, contingent, or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, other than (i) liabilities provided for in the Financial Statements or disclosed in the notes thereto, (ii) obligations under Contracts disclosed on SCHEDULE 2.7, and (iii) interim operating expense liabilities incurred in the Ordinary Course of business not to exceed $50,000 either individually or in the aggregate.

         2.6. REAL AND PERSONAL PROPERTY. (a) IPIX has good and marketable title or, in the case of leasehold interests, valid leasehold interests, to all of the Assets including the Intellectual Property Rights, and all such properties and assets are free and clear of Liens (other than Permitted Liens listed on SCHEDULE 2.6).

                  (b) As of the Closing Date, SCHEDULE 1 further contains a true, accurate and complete list of all real property assets and all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each real property or personal property asset being transferred to Homestore VT by IPIX hereunder, regardless of whether IPIX is the landlord or tenant (whether directly or as an assignee or successor in interest) in the case of real property under such lease, sublease or assignment. Each agreement listed in the immediately preceding sentence is in full force and effect and IPIX has performed in all material respects all of the obligations required to be performed by it to date, and there exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a claim of a default in the performance by IPIX or, to the Knowledge of IPIX, any other party, of their respective obligations thereunder. Each such agreement constitutes the legally valid and binding obligation of IPIX, enforceable against IPIX in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

                  (c) The Assets, together with the assets utilized under the Intellectual Property License Agreement, the Processing, Hosting and Distribution Agreement and the Sales, Billing and Collection Agreement, constitutes all of the property, real, personal and intangible, owned or leased by IPIX in connection with the Real Estate Business and are adequate to conduct such business as currently conducted and as proposed to be conducted.

         2.7. CONTRACTS. (a) SCHEDULE 2.7 sets forth a true, complete and correct list of all Contracts. The Contracts are in full force and effect, constitute legal, valid and binding obligations of the respective parties thereto, and are enforceable in all material respects in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity. IPIX has, in all material respects, performed all of the obligations required to be performed by it to date, and there exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a claim of a default in the performance by IPIX or, to the Knowledge of IPIX, any other party, of their respective obligations thereunder. Except as set forth on
SCHEDULE 2.7, no consent or approval by, or any notification or filing with, any party to any Contract is required in connection with the execution, delivery and performance by IPIX of this Agreement or the


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consummation by IPIX of the Transactions, the lack of which consent or approval, singularly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                  (b) SCHEDULE 2.7(b) correctly describes each Contract IPIX has with brokers as of the Closing Date (such contracts, the "Broker Contracts") and all information set forth therein is true and correct as of such date. No party thereto is in default or breach in any material respect under the terms of any Broker Contract and no condition, event or circumstance exists or has occurred that, with notice or lapse of time or both, would constitute a material default under any such Broker Contract. All Broker Contracts represent contracts that are for Full Service Virtual Tours (as defined in the Intellectual Property License Agreement), are valid and binding agreements of IPIX and are in full force and effect and are assignable in the manner contemplated herein and by the Assignment, Assumption and Transfer Agreement without requiring consent of any party thereto. Except as set forth on SCHEDULE 2.7(b), no consent or approval by, or any notification or filing with, any party to any Broker Contract is required in connection with the execution, delivery or performance by IPIX of this Agreement.

                  (c) SCHEDULE 2.7(c) correctly describes each Contract IPIX has with agents as of the Closing Date (such contracts, the "Agent Contracts") and all information set forth therein is true and correct as of such date. No party thereto is in default or breach in any material respect under the terms of any Agent Contract and no condition, event or circumstance exists or has occurred that, with notice or lapse of time or both, would constitute a material default under any such Agent Contract. All Agent Contracts represent contracts that are for Full Service Virtual Tours, are valid and binding agreements of IPIX and are in full force and effect and are assignable in the manner contemplated herein and by the Assignment, Assumption and Transfer Agreement without requiring consent of any party thereto. Except as set forth on
SCHEDULE 2.7(c), no consent or approval by, or any notification or filing with, any party to any Agent Contract is required in connection with the execution, delivery or performance by IPIX of this Agreement.

                  (d) The Image Capturing rights and obligations under the Broker Contracts and the Agent Contracts have been assigned to Imaging Services Corporation pursuant to the Assignment, Assumption and Transfer Agreement.

         2.8. ACCOUNTS RECEIVABLE. The accounts receivable and all other receivables shown on SCHEDULE 2.8 are bona fide receivables and represent amounts due with respect to actual, arms-length transactions entered into in the Ordinary Course of business of IPIX and the Real Estate Business and, to the Knowledge of IPIX, are valid obligations of the obligors.

         2.9.     LITIGATION; CRIMINAL PROCEEDINGS. Except as disclosed on
SCHEDULE 2.9, there is no claim, action, suit, investigation or proceeding which could involve liability of IPIX which would reasonably be expected, individually or in the aggregate, to exceed $250,000 or to otherwise result in a Material Adverse Effect pending against, or to the Knowledge of IPIX, threatened against or affecting, IPIX, or any of its respective properties before any court or arbitrator or any governmental body, agency or official. IPIX is not subject


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to any judgment, injunction, order decree or arbitration award relating to the
Assets or which would reasonably be expected to have a Material Adverse Effect.

         2.10.    COMPLIANCE WITH LAWS AND COURT ORDERS. Except as disclosed in
SCHEDULE 2.10, IPIX is not in violation in any material respect of, and has not since the date of its formation violated in any material respect, and is not under investigation with respect to and, to its Knowledge, has not been threatened to be charged with or given notice of any violation in any material respect of, any applicable law, rule, regulation, judgment, injunction, order or decree.

         2.11. EMPLOYEES. (a) Homestore VT will not become liable for any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby to any employee or director or former employee or director of IPIX.

                  (b) IPIX is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees in the Real Estate Business, and to the Knowledge of IPIX, there are no attempts to organize any of IPIX's employees by any Person, unit or group seeking to act as their bargaining agent. Except as disclosed on SCHEDULE 2.11, IPIX has complied with all material applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other taxes related to the Real Estate Business except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no pending or, to the Knowledge of IPIX, threatened charges of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any Person employed or formerly employed by IPIX in the Real Estate Business. No union representation elections relating to IPIX's employees have been scheduled by any Governmental Agencies, no organizational effort is being made with respect to any of such employees there is no investigation of IPIX's employment policies or practices by any Governmental Agencies pending or, to the Knowledge of IPIX, threatened. IPIX is not currently, and in the past has not been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of IPIX. IPIX has never experienced any work stoppages and, to the Knowledge of IPIX, no work stoppage has been threatened or is planned.

         2.12. INSURANCE. IPIX has maintained insurance policies covering the Assets in accordance with commercially reasonable standards with financially stable insurance companies. There is no claim by IPIX pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and IPIX has otherwise complied fully with the terms and conditions of all such policies and bonds. To the Knowledge of IPIX, all such policies and bonds are in full force and effect and there are no threatened terminations of, premium increases with respect to, or material alterations of coverage under, any of such policies or bonds.


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         2.13.    BOOKS AND RECORDS. The books and records relevant to the Real
Estate Business are correct and complete in all material respects and have been maintained in accordance with commercially reasonable business practices.

         2.14. OPERATION OF BUSINESS IN ORDINARY COURSE. Except for certain restructuring activities set forth in SCHEDULE 2.14, IPIX has been engaged solely in the operation of its business in the Ordinary Course since September 30, 2000, consistent with past practice, and (i) except in the operation of its business in the Ordinary Course, consistent with past practice, no party has accelerated, terminated, modified or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which IPIX is a party or by which it is bound which individually or in the aggregate with any other such agreements, contracts, leases or licenses, has had or may have a Material Adverse Effect and no party has provided IPIX with notice of his/its intention to take any such action; (ii) IPIX has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any of the Assets; (iii) there has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of business involving IPIX which has had or is reasonably likely to have a Material Adverse Effect; and (iv) IPIX has not committed to do any of the foregoing.

         2.15. DISCLOSURE. None of this Agreement, the Financial Statements, any Schedule or Exhibit hereto or any certificate, document or other statement delivered in connection with this Agreement contains any untrue statement of a material fact, or omits any statements of material fact necessary to make the statements contained herein or therein not misleading.

         2.16. TAX MATTERS. (a) IPIX has filed with the appropriate federal, state, local and foreign taxing authorities all tax returns required to be filed on or before the date hereof by or with respect to it, and such tax returns are true, correct and complete in all material respects except the failure to file such returns, or errors or omissions in such returns, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. IPIX has paid in full or has made provision in the Financial Statements for all taxes which are due or claimed to be due from it by any taxing authority. IPIX has not incurred any liability for taxes other than in the Ordinary Course of its business since the date of such Financial Statements. There are no liens for taxes upon the assets and properties of IPIX except for statutory liens for current taxes not yet due.

                  (b) Except where such actions would not reasonably be expected to result in a Material Adverse Effect, (i) IPIX has not requested any extension of time within which to file any tax return, which tax return has not since been filed, or waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of taxes, (ii) IPIX has not received any notice of deficiency or assessment from any federal, state, local or foreign taxing authorities with respect to liabilities for taxes which have not been fully paid or finally settled, (iii) no tax return of IPIX has ever been audited by the Internal Revenue Service or any state taxing agency or authority, and (iv) no claim has ever been made by an authority in a jurisdiction where IPIX does not file tax returns that it is or may be subject to taxation by that jurisdiction.

                  (c) Except as disclosed on SCHEDULE 2.16, IPIX has withheld and paid all taxes and other items required to have been withheld and paid in connection with amounts paid


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or owing to any employee, independent contractor, director, creditor, shareholder, or other third party.

                  (d) IPIX does not have any liability for the taxes of any other Person (i) under Treasury Regulations ss. 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor,
(iii) by contract, or (iv) otherwise.

                  (e) For the purposes of this SECTION 2.16 the terms "TAX" and "TAXES" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.


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         2.17.    BENEFIT PLANS; ERISA. SCHEDULE 2.17 lists all employment and consulting agreements relating to employees in the Real Estate Business, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by IPIX ("BENEFIT PLANS"). IPIX has no commitment, proposal, or communication to employees regarding the creation of an additional Benefit Plan or any increase in benefits under any Benefit Plan. IPIX has provided a copy of each Benefit Plan (including amendments) or, where substantially similar arrangements exist, a sample copy and a list of Persons participating in such arrangement.

         2.18. ENVIRONMENTAL MATTERS. In connection with any real property, IPIX has not generated, transported, stored, treated or disposed, nor has IPIX allowed or arranged for any third Persons to transport, store, treat or dispose, any hazardous substance to or at: (a) any location other than a site lawfully permitted to receive such hazardous substance for such purposes or (b) any location designated for remedial action pursuant to federal, state or local statute or any other law and relating to the environment or waste disposal; nor has IPIX performed or arranged for or allowed by any method or procedure such transportation or disposal in contravention of any laws or regulations or in any other manner which may result in liability for contamination or threat of contamination of the environment. No generation, use, handling, storage, treatment, release, threat of release, discharge, spillage or disposal of any hazardous substance, has occurred or is occurring at any real property owned or leased by IPIX (such property, the "REAL PROPERTY") or any other facilities or properties owned or operated by IPIX in connection with any Real Property which is being transferred to Homestore VT. IPIX has not received notification, or is aware of, any past or present failure by it to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to any Real Property. IPIX has not received notification, nor is aware of, any past or present failure to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to Real Property which may result in judicial, regulatory or other legal proceedings having a material adverse impact on such property or result in the imposition of any lien, claim, assessment or other encumbrance against the Assets. To the Knowledge of IPIX, the Real Property does not contain asbestos or polychlorinated biphenyls or any underground storage tanks.

         2.19. AFFILIATE TRANSACTIONS. IPIX has not, directly or indirectly, entered into or permitted to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any stockholder or any Affiliate of IPIX on terms that are less favorable to IPIX than those that might be obtained at the time from Persons who are not a stockholder or Affiliate.

         2.20. HEAD LEASE. None of the portions blacked out or otherwise omitted from the copy of that certain lease dated May 1, 1993 entered into between Taradown Holdings, Inc. and Livingstone Group, Inc. provided to Homestore VT by IPIX in connection with a sublease that may be entered into between VT Canada Inc., an Ontario corporation ("VT Canada") and Internet Pictures (Canada) Corporation contains any restrictions, limitations, prohibitions or other terms that will adversely affect VT Canada's ability to use the subleased premises.


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         2.21.    NON-CASH DEFERRED REVENUE. The deferred revenue related to the
Broker Contracts listed in SCHEDULE 2.7(b) and the Agent Contracts listed in
SCHEDULE 2.7(c) include the gross amount of all accounts receivable outstanding related to Virtual Tours that remain unperformed as of the Closing Date ("The Non-Cash Deferred Revenue"). IPIX acknowledges that Homestore VT is legally entitled to all the cash associated with the Non-Cash Deferred Revenue and IPIX agrees to indemnify Homestore VT in full for any Non-Cash Deferred Revenue that may be omitted from SCHEDULES 2.7(b) AND 2.7(c) in accordance with Article V of this Agreement.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF HOMESTORE VT

         As a material inducement to IPIX to enter into and perform this Agreement, Homestore VT represents and warrants that:

         3.1. ORGANIZATION AND POWER. Homestore VT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease and use its properties and assets and to carry on its business as such business is now conducted. Homestore VT is duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which the conduct of its business requires such qualification or license except where the failure of such qualification or license would not reasonably be expected to result in any change or effect that is or is reasonably likely to be materially adverse to the ability of Homestore VT to perform its obligations under this Agreement other than a change or effect arising out of general economic conditions or conditions affecting companies generally in the industries in which Homestore VT participates.

         3.2. NO VIOLATION. The execution, delivery and performance by Homestore VT of this Agreement or any related agreements to which Homestore VT may be a party, or consummation of the transactions herein or therein contemplated, or compliance with the terms, conditions and provisions hereof or thereof will not conflict with or violate any provision of law or the certificate of incorporation or bylaws of Homestore VT, or result in a violation or default in any provision of any regulation, order, writ, injunction or decree of any court or governmental authority or of any agreement or instrument to which Homestore VT is a party or by which Homestore VT is bound or to which Homestore VT is subject, or constitute a default thereunder or result in the imposition of any lien, charge, encumbrance or security interest of any nature whatsoever upon any of Homestore VT's assets pursuant to the terms of any such agreement or instrument.

         3.3. HOMESTORE VT'S AUTHORITY. Homestore VT has all requisite power and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party, and to consummate the Transactions. The execution, delivery and performance of this Agreement and all other documents and agreements contemplated hereby to be executed by Homestore VT have been duly authorized by all requisite actions of Homestore VT, and (assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto), this Agreement and each such other document or agreement contemplated hereunder will be a valid and binding obligation of


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Homestore VT, enforceable against Homestore VT in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity. As of the Closing Date, Homestore VT has taken all actions necessary and advisable in order to approve and adopt this Agreement and the Transactions contemplated hereby.

         3.4. APPROVALS. No approval, authorization, order, license or consent of or registration, qualification or filing with any governmental authority and no approval or consent by any other person or entity is required in connection with the execution, delivery or performance by Homestore VT of this Agreement and each other document being executed in connection herewith to which it is a party, and to consummate the Transactions.

         3.5. DISCLOSURE. None of this Agreement, any Schedule or Exhibit hereto or any certificate, document or other statement delivered in connection with this Agreement by Homestore VT contains any untrue statement of a material fact, or omits any statements of material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE IV
                                    COVENANTS

         4.1.     EMPLOYEE TRANSFER.

                  (a)      As of the Maturity Date and for a period of thirty
(30) days thereafter, IPIX shall take all reasonable actions to encourage those employees of IPIX that have received an offer of employment from Homestore VT to accept such offer of employment.

                  (b) IPIX waives all non-competition restrictions that may adversely affect Homestore VT's right to hire any IPIX employee and IPIX will not make any claims against Homestore VT or its Affiliates as a result of Homestore VT hiring such IPIX employees.

                  (c) IPIX shall make available to Homestore VT the IPIX employees located at the Toronto call center whose jobs and functions relate primarily to the Real Estate Business in accordance with the terms of the Transition Services Agreement.

         4.2. COVENANT NOT TO COMPETE. Except for the Permitted Activities (as defined below), for a period of five (5) years from the date hereof, IPIX will not, directly or indirectly through any other Person:

                  (a) engage in the Excluded Business or knowingly assist any other Person to engage in an Excluded Business; provided that nothing herein shall prevent any Person which becomes a Controlling Affiliate of IPIX after the date hereof from continuing to conduct any Excluded Business it conducts as of the date it becomes such a Controlling Affiliate; provided further that (i) such Controlling Affiliate shall not use any of IPIX's assets that are material to the Residential Real Estate Market, including, but not limited, IPIX's intellectual property assets, or any IPIX key employee that has substantial experience in the Residential Real Estate Market, directly or indirectly, in any Excluded Business; and (ii) Homestore VT may request one time during each twelve (12) month period, and such Controlling Affiliate shall agree to disclose to Homestore VT pursuant to such request, a list of all IPIX assets that are currently being used by such Controlling Affiliate in the Residential Real Estate Market;

                  (b) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or suppliers of Homestore VT and its Affiliates that is related to an Excluded Business;

                  (c) knowingly lend or allow its name or reputation, knowledge or experience to be used by any Person engaged in an Excluded Business; and

                  (d) invest in or otherwise acquire an equity interest in any Person engaged in an Excluded Business; provided that, with respect to any Person which is acquired by or merged into IPIX and is engaged primarily in businesses other than the Excluded Business, IPIX shall use its best efforts to cause that Person to terminate as soon as possible any Excluded Businesses and, in the failure to so terminate, IPIX shall divest of its interest in any such Excluded Businesses within one hundred (100) days of such time IPIX becomes aware or reasonably should have become aware of such Excluded Businesses.

The restrictions in this Section 4.2 will be effective (i) in the counties of Los Angeles and Ventura, (ii) in the state of California and (iii) in the United States of America (collectively, the "Locations"). IPIX acknowledges that the business and operations of the Homestore VT and its Affiliates are national, rather than local, in scope and that the restrictions in this Agreement are reasonable both individually and in the aggregate and that the duration, geographic scope, extent and application of each of such restrictions are no greater than is necessary for the protection of Homestore VT's and its Affiliates' legitimate business interests, which include but are not limited to Homestore VT's trade secrets and other valuable confidential information acquired by IPIX, its substantial relationships with prospective or existing customers and suppliers and the goodwill associated with Homestore VT and its Affiliates.

         For the purposes of this Section:

         "Excluded Business" is defined as the development, marketing, promotion, sale, license or distribution of any goods, products or services that compete with the goods, products or services of Homestore VT or any of its Affiliates in the Residential Real Estate Market.

         "Permitted Activities" is defined as the (i) development, marketing, promotion, sale, license or distribution of IPIX's Rimfire technology utilized for collecting, transforming, transporting and displaying media objects; (ii) marketing, promotion and sale of imaging products or services to multiple listing services and related Persons, and (iii) rights and activities permitted under Section 3.8 of the Intellectual Property License Agreement; provided, however, that no Permitted Activity shall include the use of video technologies or any interactive (user controlled or otherwise controlled) and panoramic images (including panoramic images that are larger or smaller than the user's viewing window area) to provide a visual simulation of being present at or immersed in the image or enables the user to look at and spatially navigate (if desired) in the image by (and without limitation) panning, tilting, zooming, rotating or moving within the image or experience through other senses such as sound, touch, smell or taste.

         4.3.     STALE TOUR RECONCILIATION.

                  a. On or before February 5, 2001, IPIX will deliver a report (the "Reconciliation Report"), certified by an executive officer of IPIX, setting forth a true and correct list of (1) the amounts transferred to Homestore VT included in deferred revenue as listed in Schedule 2.7(c) that represents accounts receivable as of the Closing Date for Virtual Tours that have been fully performed as of the Closing Date (the "A/R True-Up Amount"), (2) the number of Agent Contracts included in SCHEDULE 2.7(C) that have not had Activity within the twelve (12) month period prior to the Closing Date and which were entered into more than twelve (12) months prior to the Closing Date (the "Stale Contracts"); (3) the number of unperformed Virtual Tours related thereto (the "Stale Tours"); and (4) the revenues related to the Stale Tours for each Stale Contract (it being understood and agreed that such revenue shall be calculated by taking the product of the number of Stale Tours under the relevant Stale Contract multiplied by the average sales price per Virtual Tour under such Stale Contract) (the "Stale Revenues"). For purposes of this Section, "Activity" shall mean the request by the applicable customer and performance of any Virtual Tours under the applicable Agent Contract. The Reconciliation Report shall be deemed a representation made by IPIX under this Agreement.

                  b. If the total amount of Stale Revenues plus the A/R True-Up Amount (the "Applicable Amount") is equal to or greater than $1,000,000, then Homestore VT will select a number of Stale Contracts, subject to IPIX's reasonable approval, that constitute Stale Revenues equal to $1,000,000 and IPIX will take title and the obligations to such selected Stale Contracts and IPIX will update SCHEDULE 2.7(C) by specifically deleting such selected Stale Contracts.

                  c. If the Applicable Amount is less than $1,000,000, then:

                           1. IPIX will take title and the obligations to all Stale Contracts and IPIX will update
                                    SCHEDULE 2.7(C) by specifically deleting all Stale Contracts;

                           2. To the extent the difference between $1,000,000 and the Applicable Amount (the "Non-Stale Amount") is equal to or less than $250,000, Homestore VT shall be entitled to invoice and IPIX shall be required to pay to Homestore VT an amount equal to $78.55 for each Virtual Tour performed by Homestore VT under an Agent Contract owned by Homestore VT until iPIX has been invoiced and paid an amount equal to the Non-Stale Amount.

                           3. In the event the Non-Stale Amount is in excess of $250,000 (the "Excess Non-Stale Amount"), IPIX will (a) be subject to the requirements under Subsection (2) above with respect to the first $250,000 of the Non-Stale Amount and (b) pay to Homestore VT in cash, within ten (10) days of Homestore's receipt of the Reconciliation Report, an amount equal to the Excess Non-Stale Amount.

                  d. IPIX hereby acknowledges that notwithstanding its obligation to take title back to Stale Contracts as required above, that it shall not, in any event, be entitled to service or otherwise perform its obligations under such Stale Contracts and IPIX hereby agrees to indemnify Homestore VT for any Losses that Homestore might incur with respect to such Stale Contracts in accordance with Section 5.2 of this Agreement.

         4.4.     [INTENTIONALLY OMITTED].

         4.5. BROKER MAINTENANCE. IPIX agrees that it will pay all co-op marketing expenses incurred or to be incurred with respect to tours performed or delivered on or before the Closing Date pursuant to the terms of the Agent Contracts and Broker Contracts associated with prepaid virtual tours in the same manner and on the same terms as it has conducted its business in the past (such expenses, the "Cooperative Expenses").

         4.6. PAYMENT OF COMMISSIONS. IPIX agrees that it will pay all commissions owed to salespersons in connection with the Broker Contracts and Agent Contracts including, but not limited to, amounts payable upon draw down of tour backlog (such commissions, the "Sales Commissions").

         4.7.     SEVERABLE COVENANTS. The parties intend that the covenants in
SECTION 4.2 will be construed as a series of separate covenants, each consisting of the covenants in SECTION 4.2 for each of the Locations. Except for the Locations, all such separate covenants will be deemed identical. The parties desire and intend that this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision of SECTION 4.2 is adjudicated to be invalid or unenforceable, (a) each of the parties agrees that if such provisions would be valid or enforceable if some part or parts of them were deleted or the period or area of application reduced, the applicable restriction will apply with the modifications necessary to make it valid and enforceable, and (b) such adjudication will apply only with respect to the operation of this Agreement in the particular jurisdiction in which the adjudication is made, and the unenforceable covenant will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions of them) to be enforced.

         4.8. CONFIDENTIALITY. Each party agrees that it will, for a period of three (3) years following the Closing Date, (i) use commercially reasonable efforts to safeguard Confidential Information and to prevent unauthorized access, reproduction, disclosure, and/or use of any Confidential Information; (ii) disclose Confidential Information only to those officers, directors and/or employees who need to know such information in order to carry out this Agreement and the Transition Services Agreement provided that such officers, directors and/or employees agree to be bound by the terms of this SECTION 4.8; (iii) not use any Confidential Information other than for the purpose of carrying out this Agreement and the Transition Services Agreement and then only in strict compliance with the provisions hereof; (iv) to the maximum extent permitted by applicable law, refrain from copying, reproducing or disclosing software and any other Confidential Information; (iv) not directly or indirectly disclose the existence, content and/or substance of any of the Confidential Information to any third party, or develop, manufacture, produce and/or distribute any software product derived from or which otherwise uses any Confidential Information; and (v) promptly notify the other party in writing of any unauthorized use or disclosure of Confidential Information, such notice including a detailed description of the circumstances of the disclosure and the parties involved; provided that neither party shall have an obligation to maintain the confidentiality of any Confidential Information which becomes part of the public domain through no act or fault on the part of such party and, provided further, that in the event disclosure of Confidential Information may be required by Law, the party required by Law to disclose the Confidential Information shall promptly notify the other party of each such requirement so that the other party may seek a protective order or other appropriate remedy (including a request for confidential treatment from the Securities and Exchange Commission) and/or waive compliance with the provisions of this Agreement and shall only disclose such Confidential Information that it is advised by counsel is legally required to be so disclosed and exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.

         4.9. PAYMENTS RECEIVED BY IPIX AFTER THE CLOSING. To the extent IPIX receives any payments, other than those payments received under this Agreement, relating to the Assets, Assumed Liabilities or the Real Estate Business after the Closing, IPIX will promptly remit any such payments to the appropriate account established under the Coordination, Billing and Collection Agreement entered into between Homestore VT and Imaging Services Corporation, dated as of the date hereof.

         4.10.    CENDANT SETTLEMENT.

                  (a) IPIX and Homestore VT agree that, for a period of thirty (30) days from the Closing Date (the "Permitted Period"), IPIX shall have the right as set forth in the Intellectual Property License Agreement to make, use, offer for sale or sell products or services using the Licensed Technology (as defined in the Intellectual Property License Agreement) and to Process, Host and Distribute (each as defined in the Intellectual Property License Agreement) to the extent necessary to perform IPIX's obligations under the existing Purchasing Agreement, dated as of May 26, 2000 (the "Purchasing Agreement"), between IPIX and RETT f/k/a National Realty Trust ("RETT"). IPIX also agrees that, during the Permitted Period, if the Cendant Entities (as defined below) agree to settle their existing disputes with IPIX under the Purchasing

Agreement, that certain Marketing Program Agreement dated as of June 30, 2000 (the "2000 Marketing Agreement") between IPIX and Move.com, Inc. ("Move" and, together with RETT and Cendant Corporation, the "Cendant Entities"), that certain 2001 Marketing Program Agreement, whether written or oral (the "2001 Marketing Agreement"), and any other marketing agreements or purported marketing agreements between IPIX and a Cendant Entity (all such marketing agreements, together with the 2000 Marketing Agreement and the 2001 Marketing Agreement, collectively the "Marketing Agreements") that includes substantially the same terms as set forth in Subsection (d) below, IPIX shall agree to such settlement and shall promptly execute and deliver one or more agreements documenting such Settlement (the "Settlement Agreements") after February 1, 2001 but within two business days of presentment of the Settlement Agreements to IPIX, provided that IPIX shall not be obligated to sign the Settlement Agreement if the Modification Agreement and the Assignment Agreement are not also signed.. IPIX agrees to provide Homestore VT copies of the Settlement Agreements.

                  (b) IPIX also agrees that, during the permitted period, IPIX shall use commercially reasonable efforts to (i) negotiate in good faith a modification to the Purchasing Agreement (the "Modification Agreement") and (ii) obtain the agreement of RETT to permit the acquisition by and assignment of the Modification Agreement to Homestore VT or its designee. Upon conclusion of the negotiations for the Modification Agreement (but prior to the signing of the Modification Agreement), IPIX shall provide to Homestore VT a written copy of such Modification Agreement and Homestore VT shall have five (5) Business Days (the "Consideration Period") to decide whether or not it desires to acquire and take an assignment of the Modification Agreement, provided, however, that such Modification Agreement permits such assignment to Homestore VT. If Homestore VT elects to acquire the Modification Agreement and take such assignment, then, within the Consideration Period, (i) Homestore VT shall provide written notice of such election and Homestore VT and IPIX shall promptly execute and deliver the agreements documenting such acquisition and assignment (the "Assignment Agreement") (it being understood and agreed that the Modification Agreement being acquired by Homestore VT or its designee shall be substantially identical to the copy of the Modification Agreement provided to Homestore VT pursuant to the preceding sentence), (ii) Homestore VT and/or its Affiliates shall be entitled to all revenues under such assigned Modification Agreement subsequent to the date of the Assignment Agreement, and (iii) Homestore VT shall pay to IPIX the Contract Acquisition Payment (as defined below). If Homestore VT elects not to acquire the Modification Agreement and take such assignment, Homestore VT and its Affiliates shall have no obligation or liability whatsoever to IPIX under this Section, and IPIX shall have the right as set forth in the License Agreement to make, use, offer for sale or sell products or services using the Licensed Technology in an amount not to exceed $8 million in the aggregate, and to Process, Host and Distribute to the extent necessary to perform IPIX's obligations under the Modification Agreement or the Purchasing Agreement, as the case may be, through June 30, 2001 at which point IPIX's right in respect of the Licensed Technology in connection with the Modification Agreement or the Purchasing Agreement, as the case may be, shall end. The Modification Agreement shall not offer any products or services (1) not existing on the date hereof or
(2) at a price that is lower than a twenty percent (20%) discount to the standard price for such products or services as of the date hereof.

                  (c) Homestore VT acknowledges that IPIX is entitled to all revenues under the Purchasing Agreement prior to the date of the Assignment Agreement.

                  (d)      Terms of acceptable Settlement Agreement:

                           (1)      Payment by IPIX to a Cendant Entity of an
amount not to exceed $6.7 million to satisfy IPIX's obligations under the Marketing Agreements.

                           (2)      Payment to IPIX of an amount not to exceed
$4.5 million to satisfy RETT's obligations under the Purchasing Agreement.

                           (3)      Mutual Release of IPIX, on the one hand
(including a novation of IPIX under the Modification Agreement as assigned to Homestore VT under the Assignment Agreement), and the Cendant Entities, on the other hand, under the Purchasing Agreement, the 2000 Marketing Agreement and the 2001 Marketing Agreement.

                  (e)      As used herein:

                           (1) "Contract Acquisition Payment" means the sum of (A) IPIX Incremental Settlement Costs (defined below) multiplied by 80% (the "Recoverable Settlement Amount") plus (B) the product of (i) an amount (if it is a positive number) equal to the revenue (as determined in accordance with US GAAP) to Homestore VT from the sale of Keys (as defined in the IP License Agreement) under the Modification Agreement ("Key Revenues") minus the Recoverable Settlement Amount multiplied by (ii) 30% plus (3) the product of (i) the revenue (as determined in accordance with US GAAP) to Homestore VT under the Modification Agreement (other than Key Revenues) multiplied by (ii) 20%. In no event shall the Contract Acquisition Payment exceed $4.8 million.

                           (2) "IPIX Incremental Settlement Costs" means the amount IPIX is obligated to pay to Move in excess of the Pro Rata Marketing Obligation (as defined below) to settle under the Settlement Agreements and be fully released from the Marketing Agreements.

                           (3) "Pro Rata Marketing Obligation" means the product of (i) the quotient of (a) the amount of services delivered and invoiced under the Purchasing Agreement as of the effective date of the Assignment Agreement divided by (b) $12.25 million multiplied by
                                    (ii) $6.7 million.

                                   ARTICLE V
                          LIABILITY AND INDEMNIFICATION

         5.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS. The indemnification obligations with respect to breaches of representations and warranties in this Agreement will survive for two (2) years after the Closing Date, except that (a) such obligations with respect to the representations and warranties in SECTIONS 2.1, 2.2, 3.1, AND 3.3 will survive the Closing and will remain in full force indefinitely; (b) such obligations with respect to the representations and warranties in SECTION 2.10 will survive the Closing and will remain effective through the expiration of the applicable statute of limitations as the same may be extended (the representations and warranties in SECTIONS 2.1, 2.2, 2.10, 3.1 and 3.3 are collectively referred to as the "EXCLUDED REPRESENTATIONS"); and (c) if a claim or notice is given under
Article V with respect to any representation or warranty before the applicable expiration date, the indemnification obligations with respect to that representation or warranty will continue indefinitely until the claim is finally resolved (the "SURVIVAL PERIOD"). Continuing covenants in this Agreement will continue indefinitely, or for any shorter period specified in the relevant section.

         5.2. INDEMNIFICATION BY IPIX. Regardless of any pre-Closing investigation, examinations or prior knowledge of Homestore VT or due diligence conducted by it or disclosure by IPIX, IPIX hereby agrees to indemnify and hold Homestore VT and its Affiliates, together with their respective directors, officers, employees, managers, agents and advisors, harmless from, against and with respect to any and all demands, claims, actions or causes of action, assessments, liabilities, losses, costs, damages, penalties, charges or expenses, including without limitation interest, penalties and reasonable counsel and accountants' fees, disbursements and expenses (collectively, "LOSSES") arising out of, or related to:

                  (a) any breach of any representation, warranty, covenant or agreement made by IPIX in this Agreement, including the Schedules and Exhibits hereto delivered by or on behalf of IPIX in connection therewith; provided, however, that for purposes of this Section 5.2(a), the Schedules and the Exhibits, to the extent they purport to carve out an exception to a representation, warranty, covenant or agreement made by IPIX in this Agreement, shall be disregarded;

                  (b) without limiting the foregoing, any liabilities or obligations of, or proceedings against, Homestore VT or its Affiliates that arise with respect to or relate to any period(s) before the Closing related to the Real Estate Business;

                  (c) any and all Losses relating to the failure by IPIX to have operated its businesses in compliance with all applicable Laws;

                  (d) any and all Losses resulting from any Stale Contract that IPIX obtains title to in accordance with Section 4.3 above; and

                  (e)      any and all Losses relating to Retained Liabilities.

         IPIX's obligations pursuant to this SECTION 5.2 shall not include any Losses for which Homestore VT is responsible pursuant to SECTION 5.3.

         5.3. INDEMNIFICATION BY HOMESTORE VT. Homestore VT hereby agrees to indemnify, defend and hold IPIX and its Affiliates, together with their respective directors, officers, employees, managers, agents and advisors harmless from, against and with respect to any and all Losses arising out of, or related to:

                  (a) any breach of any representation, warranty, covenant or agreement made by Homestore VT in this Agreement, including the Schedules and Exhibits hereto delivered by or on behalf of Homestore VT in connection herewith;

                  (b) the Assets other than the Collateral; provided that such Losses relate to actual or alleged events, actions or omissions occurring or alleged to have occurred after the Closing; and

                  (c)      the Assumed Liabilities.

Homestore VT's obligations pursuant to this SECTION 5.3 shall not include any Losses for which IPIX is responsible pursuant to SECTION 5.2.

         5.4. LIMITATIONS ON INDEMNIFICATION. Notwithstanding the foregoing, any claim for indemnification or breach of representation and warranty against the parties hereunder shall be payable only in the event that the accumulated amount of claims in respect of an indemnifying party's obligations to indemnify hereunder shall exceed the amount of one hundred thousand dollars ($100,000) in the aggregate (the "Indemnification Threshold"), in which case the indemnifying party will be obligated to indemnify the other parties for the total amount of damages including any amounts which would not otherwise be required to be paid by reason of this SECTION 5.4. Notwithstanding anything herein to the contrary, the maximum aggregate amount payable to any party by another party pursuant to this Article V shall not in any event exceed eight million dollars ($8,000,000), except in the case of fraud or a willful breach by the breaching party.

         5.5. PROCEDURES. (a) Any claim for recovery pursuant to this indemnification will be made promptly after discovery of the circumstances underlying such claim in a written statement signed by the party seeking indemnification, which will specify in reasonable detail each individual item of Loss and the estimated amount thereof, the date such item was claimed or the facts giving rise to such claim were discovered, the basis for any alleged liability and the nature of the breach or claim to which each such item is related.

                  (b) The party seeking indemnification will give the indemnifying party prompt notice of any third party claim, action or proceeding which might give rise to liability of the indemnifying party for indemnification hereunder. If the indemnifying party contests any third party claim, it will have the option to defend (retaining counsel reasonably acceptable to the indemnified party), at the indemnifying party's expense, any such matter, provided that the indemnified party will have the right, at its own cost and expense, to participate in the defense of such claim. However, notwithstanding the preceding sentence, (a) if the indemnifying party elects not to defend the claim, or (b) if the claim has been brought or asserted against the indemnifying party as well as the indemnified party and such indemnified party reasonably concludes that there may be one or more factual or legal defenses available to it that are in conflict with those available to the indemnifying party and the indemnifying party is unwilling to raise such defenses, then the indemnified party may elect to conduct its defense on its own behalf, in which case the reasonable fees and expenses of the indemnified party's counsel will be at the expense of the indemnifying party. In the latter event, the indemnified party may settle such claim, after giving notice of such proposed settlement to the indemnifying party, on such terms as the indemnified party may reasonably deem appropriate and no such action taken by the indemnified party in defending or settling such claim will release the indemnifying party of any obligation hereunder. Except under the circumstances described in the preceding sentence, the indemnified party will not enter into any settlement agreement without the indemnifying party's consent which will not be unreasonably withheld or delayed. The indemnifying party will not, without the prior written consent of the indemnified party (which will not be unreasonably withheld), enter into any settlement of a claim, if pursuant to or as a result of such settlement, injunctive or other equitable relief will be imposed against the indemnified party or if such settlement does not expressly unconditionally release the indemnified party from all liabilities or obligations with respect to such claim, with prejudice. The indemnified party and the indemnifying party will cooperate with the each other in the defense, compromise or settlement of any claim for which indemnification is sought.

         5.6. INDEMNIFICATION RECOVERY. (a) If any party gives written notice to the other party of a Loss in the manner provided under this Agreement, and the parties are unable to reach a mutually acceptable resolution of such Loss within twenty-one (21) days, the matter will be determined pursuant to the provisions set forth in SECTION 5.6(B), below.

                  (b) At the time of delivery of notice of a claim of a Loss hereunder the party against whom such claim is made will respond to the claiming party within fifteen (15) days following receipt of such notice. If there is no dispute of such claim, the indemnifying party will promptly make payment to the other party. Upon receipt of a disputed claim, the party will deliver, in good faith, to the claiming party a written statement responding to the claim and presenting the basis of reasonable dispute of the terms thereof. The parties will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the parties cannot agree upon a settlement of any claim within thirty (30) days thereafter, the parties will submit such dispute to arbitration.

                                   ARTICLE VI
                                   TAX MATTERS

         6.1. TAXES ON SALE. The responsibility for paying all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Taxes (collectively, "TRANSFER TAXES") incurred in connection with this Agreement and the Transactions will be borne by IPIX. To the extent legally able to do so, Homestore VT will deliver to IPIX exemption certificates satisfactory in form and substance to IPIX with respect to

Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed.

         6.2. ALLOCATION OF PURCHASE PRICE AMONG ASSETS. The allocation of the Purchase Price and Assumed Liabilities among the Assets (the "ALLOCATION") will be made in accordance with Homestore VT's determination of the fair market value of the Assets, in consultation with IPIX. Homestore VT and IPIX will each use the Allocation in filing any Tax Returns or similar reports, and each agrees not to take any position inconsistent therewith in connection with any Tax audit or similar proceeding. If any party receives notice that a Governmental Agency disputes the Allocation, that party will promptly notify and consult with the other party concerning the strategy for the resolution of the dispute, and will keep the other party apprised of the status of the dispute and its ultimate resolution.

                                  ARTICLE VII
                                     GENERAL

         7.1. ARBITRATION. (a) In the event the parties are unable to resolve a disputed claim or claims, either of the parties may request arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration will not be commenced until such amount is ascertained or both parties thereto agree to arbitration; and in either such event the matter will be settled by arbitration conducted by three arbitrators. Homestore VT and IPIX will each select one arbitrator, and the two arbitrators so selected will select a third arbitrator. The arbitrators will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators will rule upon motions to compel or limit discovery and will have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim will be binding and conclusive upon the parties to this Agreement.

                  (b) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration will be held in the county of the party that did not request the arbitration under the rules then in effect of the American Arbitration Association.

         7.2.     ASSIGNMENT AND BINDING EFFECT.

                  (a) This Agreement may not be assigned by either party without the prior written consent of the other party, except (i) as part of a corporate reorganization, consolidation, merger or sale of substantially all related assets used in the Virtual Tour business (for the purposes of this Section 7.2(a) in respect of IPIX, Virtual Tour shall not be limited to Residential Real Estate (as such term is defined in the Intellectual Property License Agreement)) or all stock of the assigning party, and the assigning party shall provide notice of such assignment to the other party; or (ii) Homestore VT may assign its rights and obligations under this Agreement in connection with the Collateral to VT Canada in the event of a Collateral Loan Repayment.

                  (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

         7.3. HEADINGS. All headings are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.

         7.4. NONWAIVER. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach of any other party under this Agreement shall impair any such right, power or remedy of such nonbreaching party, nor shall it be construed to be a waiver of any such right, power or remedy for any present or future breach or default. Any waiver, permit, consent or approval of any kind under this Agreement, or any waiver on the part of any party of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under this Agreement or by law or otherwise afforded to any party shall be cumulative and not in the alternative.

         7.5. COUNTERPARTS. This Agreement may be executed in one or more identical counterparts all of which together shall constitute one original document.

         7.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

         7.7. AMENDMENTS. No amendment of this Agreement or any provision of this Agreement shall in any event be effective unless the same shall have been made or consented to in writing by each of the parties hereto.

         7.8. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or implied thereby.

         7.9. ENTIRE AGREEMENT. All Exhibits and Schedules hereto will be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements, discussions, correspondence, memoranda and understandings (whether written or oral) of the parties concerning or relating to the subject matter of this Agreement.

         7.10. NOTICES. Except as provided herein, all notices, consents and approvals given under this Agreement shall be in writing and shall be delivered in person or by certified mail to the addresses given below:

         If to IPIX:

         Internet Pictures Corporation
         1009 Commerce Park Drive
         Oak Ridge, Tennessee  37830
         Attn:  President

         With a copy to:

              Roddy Bailey
              Baker, Donelson, Bearman & Caldwell
              1800 Republic Centre
              633 Chestnut Street
              Chattanooga, TN  37450

         If to the Homestore VT:

         Homestore Virtual Tours, Inc.
         30700 Russell Ranch Road
         Westlake Village, California 91362
         Attn:  General Counsel

Any party may change its address or addressee for the purposes of this SECTION
7.10 by notice. Notice given in accordance with this SECTION 7.10 shall be deemed given when first received.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                    INTERNET PICTURES CORPORATION

                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------


                                    HOMESTORE VIRTUAL TOURS, INC.

                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------




                                    Date:
                                         ---------------------------------------


                   [SIGNATURE PAGE TO ACQUISITION AGREEMENT)

                                    EXHIBIT A
                                   DEFINITIONS

         AFFILIATE, as applied to any Person, means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

         ASSIGNMENT, ASSUMPTION AND TRANSFER AGREEMENT means that certain Assignment, Assumption and Transfer Agreement entered into between IPIX and Imaging Services Corporation dated as of the date hereof.

         ASSETS means (a) all of IPIX's right, title and interest, to or in those assets, contracts and properties listed on SCHEDULE 1 attached hereto including without limitation all amounts prepaid in connection with Broker Contracts and Agent Contracts (excluding $2,558,978.48 prepaid in connection with prepaid photography services and the image capturing rights and obligations assigned to Imaging Services Corporation under the Assignment, Assumption and Transfer Agreement) and (b) as of the Maturity Date (as defined in the Loan Agreement), the Collateral (as defined in the Loan Agreement) in the event of a Collateral Loan Repayment.

         ASSUMED LIABILITIES means all obligations and liabilities related to the Assets incurred after the Closing Date and not relating to any occurrence prior to the Closing Date. The Assumed Liabilities shall in no event include Sales Commissions and Cooperative Expenses.

         COLLATERAL LOAN REPAYMENT means repayment by IPIX of the Loan (as defined in the Loan Agreement) by delivering a Bill of Sale (as defined in the Loan Agreement) transferring title to the Collateral to Homestore VT.

         CONFIDENTIAL INFORMATION means the terms of this Agreement and trade secrets, know-how, discoveries, inventions, customer or supplier lists, pricing information, marketing arrangements, strategies, business plans, internal performance statistics, training manuals, and any other information concerning the Real Estate Business or Homestore VT and IPIX, as applicable, and their Affiliates that is sensitive or confidential.

         CONTRACTS means any written or oral purchase or sales commitments, financing or security agreements, guaranties, licenses, franchises, repurchase agreements, agency agreements, customer agreements, supplier agreements, representative agreements, commission agreements, employment or collective bargaining agreements, independent contractor agreements, and leases of real or personal property or any other agreements to which IPIX is a party or is bound as of the Closing Date relating to the Real Estate Business, including any oral or unwritten amendments, waivers, or legally binding understandings with respect thereto.

         CONTROL (including, with correlative meanings, the terms "Controlling," "Controlled by," and "under common Control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

         COOPERATIVE EXPENSES shall have the meaning of such term set forth in
SECTION 4.5.

         FINANCIAL STATEMENTS means the (i) unaudited balance sheet and the related statements of operations and accumulated deficit and cash flows of IPIX and any notes thereto for the year ended December 31, 1999; (ii) unaudited balance sheets and the related statements of operations, income and accumulated deficit and cash flows of IPIX and any notes thereto for the period ended September 30, 2000; and (iii) unaudited balance sheet and the related statements of operations, income and accumulated deficit and cash flows of the Real Estate Division and any notes thereto as of and for the nine month period ended September 30, 2000, attached hereto as Exhibit D.

         GOVERNMENTAL AGENCIES means federal, state and local governments, and their subdivisions, instrumentalities, departments, agencies, courts, tribunals or other bodies.

         IMAGE CAPTURING means using a digital, film or other camera or imaging equipment to create one or more images.

         INTELLECTUAL PROPERTY LICENSE AGREEMENT shall mean the Intellectual Property License Agreement by and between Homestore VT and IPIX and dated as of the date hereof.

         INTELLECTUAL PROPERTY RIGHTS means those rights conferred to Homestore VT under the Intellectual Property License Agreement.

         KNOWLEDGE means a Person's actual knowledge after reasonable inquiry of the personnel responsible for the subject matter in question.

         LAW means any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court or other tribunal, or any other governmental requirement, permit, registration, license or authorization.

         LIEN means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

         LOAN AGREEMENT shall mean the Loan Agreement by and between Homestore VT and IPIX and dated as of the date hereof.

         MATERIAL ADVERSE EFFECT means, with respect to IPIX, (i) any change or effect that is or is reasonably likely to be materially adverse to the business, results of operations or conditions (financial or otherwise) of the Real Estate Business or the Assets, other than any change or effect arising out of general economic conditions or conditions affecting companies generally in the industries in which IPIX participates or, (ii) the material impairment of the ability of IPIX to perform or to consummate the transactions contemplated under this Agreement.

         ORDINARY COURSE means IPIX's ordinary and customary course of business.

         PERMITTED LIENS means those Liens permitted pursuant to SECTION 2.6.

         PERSON means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

         REAL ESTATE BUSINESS means the business of performing Virtual Tours (as such term is defined in the Intellectual Property License Agreement) in the Residential Real Estate Market as such business has been conducted and operated by IPIX immediately prior to the date hereof.

         REAL ESTATE DIVISION means the business of providing any real estate products, including but not limited to, the provision of Virtual Tours and the sale of keys and flats to multiple listing services, in the Residential Real Estate Market as such business has been conducted and operated by IPIX immediately prior to the date hereof.

         RESIDENTIAL REAL ESTATE MARKET shall have the meaning of such term as set forth in the Intellectual Property License Agreement.

         RETAINED LIABILITIES means any and all obligations that are not Assumed Liabilities, including, but not limited to (a) Cooperative Expenses, (b) Sales Commissions, and (c) any liabilities arising under the Worker Adjustment and Retraining Notification Act ("WARN"), Section 4980 of the Code ("COBRA"),
Section 402(f) of the Code ("Rollover Notice"), or under applicable corresponding Canadian Laws in connection with the Transactions contemplated under this Agreement.

         SALES COMMISSIONS shall have the meaning of such term set forth in
SECTION 4.6.

         TAXES means all federal, foreign, state, local, and other taxes, fees, assessments, duties and other similar governmental charges owed by IPIX or related to the Real Estate Business (including interest and penalties).

         TAX RETURNS means federal, foreign, state, local, and other tax returns and reports.

         TRANSITION SERVICES AGREEMENT means that certain Transition Services Agreement entered into between Homestore VT and IPIX and dated as of the date hereof.

                                    EXHIBIT B

                                BILL OF SALE AND
                  ASSIGNMENT, ASSUMPTION AND TRANSFER AGREEMENT

         THIS AGREEMENT is made to be effective as of the 12th day of January, 2001 by and between Homestore Virtual Tours, Inc. (the "Assignee") and Internet Pictures Corporation (the "Assignor"), both Delaware corporations.

         A. Pursuant to an Acquisition Agreement dated effective as of January 12, 2001 (the "Acquisition Agreement"), the Assignor agreed to unconditionally and irrevocably sell, convey, grant, assign and transfer certain assets and certain contract rights and obligations relating to Assignor's Real Estate Business to the Assignee, and the Assignee agreed to receive the assets and to assume certain rights and obligations of the Assignor in exchange for the Purchase Price set forth therein.

         B. As provided under the Acquisition Agreement, Assignor is assigning and transferring to Assignee certain assets and contract rights and its rights and obligations under those contracts to Assignee pursuant to this Agreement.

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1. As part of the transfer of the Real Estate Business and other good and valuable consideration, the receipt of which is hereby acknowledged, Assignor has and does hereby sell, grant, transfer, assign, and convey to Assignee and its successors and assigns all of the rights, title and interest of the Assignor, or either of them, in and to those properties and assets of every kind exclusively used by the Assignor in connection with the Real Estate Business not including the Collateral but otherwise including, without limitation, the Real Estate Business as a going concern, intellectual property, business software, trade names and marks, recipes, formulae, good will, inventory, franchises, licenses, furniture, fixtures, equipment and contract rights set forth on Exhibit A to this Agreement (the "Assets"), incorporated herein by reference, to have and to hold unto the Assignee and its successors and assigns forever.

         Assignor, for itself and its successors and assigns, will warrant and forever defend the right and title to the Assets transferred and conveyed to Assignee against the lawful claims of all Persons whomsoever.

         2. Assignor hereby transfers, assigns and conveys unto Assignee, its successors and assigns, any and all of the rights, title and interest in and to, together with the economic benefit associated therewith, under those contracts identified on Exhibit B attached hereto (the "Contracts") excluding the rights therein related to Image Capturing. Assignee hereby assumes and agrees to fully perform and hold Assignor harmless from all of the obligations of Assignor, or either of them, excluding the obligations related to Image Capturing, under the Contracts which accrue from and after the date hereof.

         3. The terms and provisions hereof shall extend to and be binding upon the parties hereto, their successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. Any capitalized term used herein and not expressly defined herein shall have the meaning ascribed to it in the Acquisition Agreement.

         4. Nothing contained in this Agreement shall be deemed to supersede, enlarge, diminish or otherwise modify any of the obligations, agreements, covenants or warranties of Assignor to Assignee contained in any other agreement between the parties.

         IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed as of the day and year first above written.

                                    HOMESTORE VIRTUAL TOURS, INC.

                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------



                                    INTERNET PICTURES CORPORATION

                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------

                                  EXHIBIT A TO
                                BILL OF SALE AND
                  ASSIGNMENT, ASSUMPTION AND TRANSFER AGREEMENT


                                     ASSETS

                                  EXHIBIT B TO
                                BILL OF SALE AND
                  ASSIGNMENT, ASSUMPTION AND TRANSFER AGREEMENT

                               CONTRACTS ASSIGNED

         Agent Contracts
         Broker Contracts

                                    EXHIBIT C
                            FORM OF LANDLORD CONSENT

                                    EXHIBIT D
                    REAL ESTATE DIVISION FINANCIAL STATEMENT
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2000